QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.4

        SIXTH AMENDMENT, dated as of September 30, 2003 (this "Amendment"), to the INTERIM CREDIT AGREEMENT, dated as of March 11, 2002 (as amended by the First Amendment and Waiver, dated as of June 12, 2002, the Second Amendment, dated as of August 2, 2002, the Third Amendment, dated as of February 14, 2003, the Fourth Amendment, dated as of May 9, 2003, and the Fifth Amendment, dated as of May 30, 2003, and as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among AIMCO PROPERTIES, L.P., a Delaware limited partnership ("AIMCO"), NHP MANAGEMENT COMPANY, a District of Columbia corporation ("NHP Management"), and APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "REIT") (AIMCO, NHP Management and the REIT are collectively referred to herein as "Borrowers"), LEHMAN COMMERCIAL PAPER INC., as Administrative Agent (in such capacity, the "Administrative Agent"), as Syndication Agent and as a Lender, each lender from time to time party thereto and LEHMAN BROTHERS INC., as Sole Lead Arranger and Bookrunner.

W I T N E S S E T H:

        WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain Loans and other extensions of credit to the Borrowers;

        WHEREAS, the Borrower has requested that the Lenders agree to make certain amendments to the Credit Agreement;

        WHEREAS, the Lenders have agreed to make such amendments solely upon the terms and conditions provided for in this Amendment;

        NOW, THEREFORE, the parties hereto agree as follows:

        1.     Defined Terms. Unless otherwise noted herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        2.     Amendments to Section 1.01 of the Credit Agreement (Defined Terms).

          (a)   Section 1.01 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety:

            (i)    "Adjusted Fixed Charges" and

            (ii)   "Adjusted Fixed Charges Coverage Ratio".

          (b)   Section 1.01 of the Credit Agreement is hereby further amended by inserting the following new definitions in the appropriate alphabetical order:

          "Leverage Premium" means, upon the Borrowers' election of a Temporary Leverage Increase for more than two consecutive quarters, an additional 25 basis points per annum increase in the Applicable Margin. The Leverage Premium shall be in effect from the date the Compliance Certificate in which the Borrowers have elected a Temporary Leverage Increase for more than two consecutive quarters is received by Administrative Agent to but excluding the date the next Compliance Certificate in which the Borrowers do not elect a Temporary Leverage Increase is received by Administrative Agent.

          "Mirror Notes" means the indemnity obligations of The Casden Company, a California corporation ("The Casden Company"), to NAPICO, which may be evidenced by certain non-recourse promissory notes issued by The Casden Company or one of its Affiliates to NAPICO or one of its Affiliates, which will have the same interest rate and maturity schedule as the NAPICO Notes.

          "REAL Litigation Settlement Agreement" means that certain Settlement Agreement, dated as of August 12, 2003, by and among the REIT, AIMCO, National Partnership Investment Corp., a California corporation ("NAPICO"), Cerberus Partners, L.P., a Delaware limited partnership, XYZ Holdings, LLC, a Delaware limited liability company, Alan I. Casden, an individual, The Casden Company, a California corporation and Casden Investment Corp., a California corporation with respect to the settlement of In re Real Estate Associates Limited Partnership Litigation, CV 98-7035 DDP, United States District Court, Central District of California (the "REAL Litigation").

          "REAL Litigation Settlement Obligations" means, collectively, (i) Loans in the aggregate principal amount of $25,000,000 which were used by the REIT or one of its Affiliates to make a cash deposit in escrow for the benefit of the plaintiffs of the REAL Litigation (the "Cash Deposit"), and (ii) certain promissory notes made by NAPICO in the aggregate amount of $35,000,000 in favor of the plaintiffs of the REAL Litigation (the "NAPICO Notes") and that certain Guaranty made by AIMCO in favor of the plaintiffs of the REAL Litigation with respect to the payment and performance of the NAPICO Notes (the "REAL Litigation Guaranty").

          "REAL Litigation Settlement Pledged Stock" means, collectively, (i) 531,915 shares of common Stock of the REIT placed in escrow by The Casden Company for release to the REIT in connection with the Cash Deposit (the "Cash Deposit Stock"), as such number of shares may be reduced from time to time pursuant to the REAL Litigation Settlement Agreement, and (ii) 744,681 shares of common Stock of the REIT (plus up to 60,000 additional shares for accrued interest) pledged by The Casden Company or one of its Affiliates to NAPICO to secure the payment of the Mirror Notes (the "Mirror Notes Stock") as such number of shares may be reduced from time to time pursuant to the REAL Litigation Settlement Agreement.

          "Temporary Leverage Increase" means, upon the Borrowers' election by indicating their election in writing on the quarterly Compliance Certificate delivered to Administrative Agent pursuant to Section 6.02(b), an increase in the ratios set forth in either Section 7.14(e) or (f). A Temporary Leverage Increase shall be in effect for the fiscal quarter elected by the Borrowers on the Compliance Certificate.

          (c)   Section 1.01 of the Credit Agreement is hereby further amended by deleting the definition of "Applicable Margin" in its entirety and substituting in lieu thereof the following:

          "Applicable Margin" means, with respect to Base Rate Loans, 1.85% per annum, plus the additional amount of the Leverage Premium, if applicable, and with respect to Offshore Rate Loans, 2.85% per annum, plus the additional amount of the Leverage Premium, if applicable, provided that in each case, if at any time (i) any credit rating of either AIMCO's or the REIT's obligations under their respective senior unsecured debt or either AIMCO's or the REIT's corporate credit rating is downgraded from its current level on the Closing Date as set forth on Schedule 1.01F by either Moody's or S&P or (ii) the credit rating of this Agreement, if rated, is downgraded from its initial rating by either Moody's or S&P, the Applicable Margin for Base Rate Loans shall be 2.10% per annum, plus the additional amount of the Leverage Premium, if applicable, and the Applicable Margin for Offshore Rate Loans shall be 3.10% per annum, plus the additional amount of the Leverage Premium, if applicable, for the period beginning on the effective date of such downgrade until the date such rating is at least the level in effect on the Closing Date or such initial rating, as the case may be.

          (d)   Section 1.01 of the Credit Agreement is hereby further amended by deleting the "." at the end of the last sentence of the definition of "Funds from Operations" and replacing it with the following:

          ; provided, however, the following shall be excluded when calculating "Funds From Operations": (i) non-cash adjustments for preferred Stock issuance costs, (ii) non-cash adjustments for loan amortization costs, and (iii) interest expense charges (or benefits) for minority interest marked-to-market adjustments arising under Statement of Financial Accounting Standards No. 150 of the Financial Accounting Standards Board ("FAS 150") as interpreted under GAAP.

          (e)   Section 1.01 of the Credit Agreement is hereby further amended by deleting the word "9.00" from clauses (c) and (d) of the definition of "Gross Asset Value", and replacing it with the word "8.75".

          (f)    Section 1.01 of the Credit Agreement is hereby further amended by adding the following words to the definition of "Indebtedness" immediately after the last sentence thereof:

          Notwithstanding the foregoing, "Indebtedness" shall only include the net obligations of the REIT, AIMCO and NAPICO under the REAL Litigation Settlement Agreement, which shall be calculated quarterly based on the sum of (x) the difference of (A) $25,000,000 less (B) an amount equal to the product of (1) the then remaining number of shares of Cash Deposit Stock held by the REIT or an Affiliate of the REIT in escrow times (2) the average closing share price of such Cash Deposit Stock on the NYSE over the 21 trading day period immediately prior to each quarter-end, and (y) the difference of (A) (without duplication) the outstanding NAPICO Notes and the REAL Litigation Guaranty less (B) an amount equal to the product of (1) the then remaining number of shares of Mirror Notes Stock held by NAPICO or an Affiliate of NAPICO as pledgee times (2) the average closing share price of such Mirror Notes Stock on the NYSE over the 21 trading day period immediately prior to each quarter-end. In all events, the net obligations of the REIT, AIMCO and NAPICO under the REAL Litigation Settlement Agreement shall not be less than zero.

          (g)   Section 1.01 of the Credit Agreement is hereby further amended by deleting the words "Notwithstanding the foregoing, amortization of loan costs and interest accrued under any Intra-Company Debt shall not be included within "Interest Expense" for any purposes hereof." from the definition of "Interest Expense", and replacing them with the following:

          Notwithstanding the foregoing, "Interest Expense" shall not include (i) amortization of loan costs and interest accrued under any Intra-Company Debt or (ii) interest expense charges (or benefits) from minority interest marked-to-market adjustments arising under FAS 150 as interpreted under GAAP.

        3.     Amendment to Section 1.03 of the Credit Agreement. Section 1.03 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

          (a)   All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations but excluding financial statements) required to be submitted by this Agreement shall be prepared in conformity with, GAAP as in effect on September 30, 2003, except as otherwise specifically prescribed herein.

          (b)   If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either Borrowers, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders, Administrative Agent and Borrowers); provided, that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

        4.     Amendment to Section 6.02 of the Credit Agreement. Section 6.02 of the Credit Agreement is hereby amended by, immediately after the words "(1) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrowers, with such supporting information as may be requested by Administrative Agent," adding the following:

  including a statement as to whether any change in GAAP or in the application thereof has occurred since September 30, 2003, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate and setting forth a certified reconciliation between calculations of the financial ratios or requirements made before and after giving effect to such change in GAAP,

        5.     Amendment to Section 7.05 of the Credit Agreement. Section 7.05 is hereby amended by deleting the word "and" at the end of clause (m) thereof, deleting the period from the end of clause (n) thereof and replacing it with "; and" and adding a new clause (o) which will read as follows:

          (o)   Investments in the Mirror Notes and the REAL Litigation Settlement Pledged Stock securing the Mirror Notes required pursuant to the REAL Litigation Settlement Agreement.

        6.     Amendment to Section 7.07 of the Credit Agreement.

          (a)   Section 7.07(a)(B) is hereby amended by deleting the words "(1) (x) 88% of Funds From Operations for each four consecutive fiscal quarter period ending on June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004, (y) 85% of Funds From Operations for each four consecutive fiscal quarter period ending on June 30, 2004 and September 30, 2004, or (z) 80% of Funds From Operations for each four consecutive fiscal quarter period ending on the last day of each fiscal quarter thereafter, or" and replacing them with the following:

            (1)   90% of Funds From Operations for each four consecutive fiscal quarter period ending on the last day of each fiscal quarter, or

          (b)   Section 7.07(a)(B) is hereby further amended by deleting the words "; and (C)" and replacing them with the words "; (C)".

          (c)   Section 7.07(a) is hereby further amended by adding a new clause (D) immediately preceding the words "provided, however" which will read as follows:

          and (D) (1) the exercise by the Borrowers of their right as a secured party to take possession of the Mirror Notes Stock after a default under the Mirror Notes Stock pledge agreement and in accordance with the REAL Litigation Settlement Agreement, and (2) the release to the Borrowers of the Cash Deposit Stock currently held in escrow for the benefit of the Borrowers in accordance with the REAL Litigation Settlement Agreement;

        7.     Amendments to Section 7.14 of the Credit Agreement.

          (a)   Section 7.14(a) is hereby amended by deleting the word "1.50" and replacing it with the word "1.40".

          (b)   Section 7.14(b) is hereby amended by deleting it in its entirety and substituting in lieu thereof the words "Intentionally Omitted."

          (c)   Section 7.14(c) is hereby amended by deleting the word "2.25" and replacing it with the word "2.00".

          (d)   Section 7.14(e) is hereby amended by inserting the words "at any time during a Temporary Leverage Increase, the ratio shall not exceed 0.575:1.00; and provided, further," immediately following the words "provided, however".

          (e)   Section 7.14(f) is hereby amended by deleting the words "Permit the ratio of Total Obligations to Gross Asset Value to exceed 0.68:1.00 at any time up to and including September 30, 2002, nor permit the ratio of Total Obligations to Gross Asset Value to exceed 0.65:1.00 at October 1, 2002 or any time thereafter; provided, however," and replacing it with the following:

          Permit the ratio of Total Obligations to Gross Asset Value to exceed 0.65:1.00 at any time; and provided, however, at any time during a Temporary Leverage Increase, the ratio shall not exceed 0.675:1.00; provided, further,

          (f)    Section 7.14(g) is hereby amended by deleting the word "1.60" and replacing it with the word "1.50".

        8.     Amendment to Exhibits to the Credit Agreement. Exhibit B—Form of Compliance Certificate shall be deleted in its entirety and replaced with Exhibit B—Form of Compliance Certificate attached hereto as Annex I.

        9.     Conditions to Effectiveness. This Amendment shall become effective on the date on which all of the following conditions precedent have been satisfied or waived (the "Effective Date"):

          (a)   The Administrative Agent shall have received five counterparts hereof duly executed and delivered by each Borrower.

          (b)   The Administrative Agent shall have received executed Lender Consent Letters, substantially in the form of Exhibit A hereto ("Lender Consent Letters"), from the Supermajority Lenders.

          (c)   Guarantors and Pledgors shall have executed this Amendment with respect to Section 14.

          (d)   The Administrative Agent shall have received for the account of each Lender that executes and delivers to the Administrative Agent a Lender Consent Letter at or prior to 5:00 P.M., New York City time, on October 30, 2003, a consent fee equal to 0.10% of the aggregate unpaid principal amount of such Lender's Loans on such date.

          (e)   If required by Administrative Agent, Lenders and their respective counsel shall have received originally executed copies of one or more favorable written opinions of counsel for Borrowers, Guarantors and Pledgors in form and substance satisfactory to Administrative Agent and its counsel, dated as of Effective Date, with respect to the validity, binding effect and enforceability of this Amendment, and due authorization, execution and delivery thereof, and as to such other matters as Administrative Agent acting on behalf of Lenders may request.

          (f)    Borrowers shall have paid the fees, costs and expenses of Administrative Agent's counsel in connection with this Amendment.

          (g)   Administrative Agent shall have received evidence satisfactory to it and its counsel that the Revolver Administrative Agent and the Lenders (as defined in the Revolving Credit Agreement) (i) have modified, or concurrently with the Effective Date will modify, the Loans (as defined in the Revolving Credit Agreement) and the Revolving Credit Agreement in a manner satisfactory to the Administrative Agent and the Lenders and Administrative Agent shall have been provided with true, correct and complete copies of the documents effecting such modifications to the Loans (as defined in the Revolving Credit Agreement) and the Revolving Credit Agreement and (ii) have consented to or waived their right to consent to the Borrowers', Guarantors' and Pledgors' execution and delivery of this Amendment.

          (h)   Administrative Agent shall have received evidence satisfactory to it and its counsel that the Term Agent (as defined herein) and the Lenders (as defined in the Term Loan Credit Agreement) (i) have modified, or concurrently with the Effective Date will modify, the Loan (as defined in the Term Loan Credit Agreement) and the Term Loan Credit Agreement in a manner satisfactory to Administrative Agent and the Lenders and Administrative Agent shall have been provided with true, correct and complete copies of the documents effecting such modifications to the Loan (as defined in the Term Loan Credit Agreement) and Term Loan Credit Agreement and (ii) have consented to or waived their right to consent to the Borrowers', Guarantors' and Pledgors' execution and delivery of this Amendment.

          (i)    Lenders and their respective counsel shall have received executed resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower Party, Guarantors and Pledgors as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer thereof.

        10.   Representations and Warranties. Each of the Borrowers hereby represents and warrants to Administrative Agent and each Lender that (before and after giving effect to this Amendment):

          (a)   Each Borrower, Guarantor and Pledgor has all requisite corporate or other entity power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the "Amended Agreement") and each Loan Document to which it is a party.

          (b)   The execution and delivery of this Amendment and the performance of the Amended Agreement and of each other Loan Document have been duly authorized by all necessary corporate or other entity action on the part of each Borrower Party that is a party thereto. Except as set forth on Schedule 10(b) hereto, the organizational documents of the Borrowers, Pledgors and Guarantors have not been modified in any material respect since May 30, 2003.

          (c)   The execution, delivery, and performance by each Borrower, Pledgor and Guarantor of this Amendment and compliance with the provisions thereof do not and will not (i) violate or conflict with, or result in a breach of, or require any consent under (A) any Organization Documents of such Borrower Party or any of its Subsidiaries, (B) any applicable material Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (C) any Contractual Obligation of such Borrower Party or any of its Subsidiaries or by which any of them or any of their property is bound or subject, or (ii) constitute a default under any such agreement or instrument, or (iii) result in, or require, the creation or imposition of any Lien on any of the Properties of such Borrower Party or any of its Subsidiaries, except, in each case under this clause (c), as provided in Section 5.03 of the Credit Agreement.

          (d)   The execution, delivery and performance by each Borrower Party, Pledgor and Guarantor of this Amendment to which it is a party do not and will not require any authorization of a Governmental Authority (other than any authorizations of a Governmental Authority obtained on or before the Effective Date and disclosed in writing to the Lenders).

          (e)   This Amendment has been duly executed and delivered by each Borrower Party party thereto and this Amendment is the legally valid and binding obligations of such Borrower Parties party thereto, enforceable against such Borrower Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          (f)    The representations and warranties in Section V of the Credit Agreement are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, were true, correct and complete in all material respects on and as of such earlier date).

          (g)   Borrowers and the other Borrower Parties have performed in all material respects all agreements and satisfied all conditions which this Amendment, the Credit Agreement and the other Loan Documents provide shall be performed or satisfied by Borrowers or the other Borrower Parties on or before the Effective Date.

          (h)   After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing, or will result from the consummation of the transactions contemplated by this Amendment.

        11.   Payment of Expenses. The Borrowers jointly and severally agree to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

        12.   No Other Amendments; Confirmation. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. The amendments contained herein shall not be construed as an amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrowers that would require the waiver or consent of the Administrative Agent or the Lenders.

        13.   GOVERNING LAW; Miscellaneous. (a) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

          (b)   On and after the Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the "Credit Agreement", "thereunder", "thereof", or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

          (c)   This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment, each Amended Document and the Lender Consent Letters signed by all the parties shall be lodged with the Borrowers and the Administrative Agent. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

          (d)   This Amendment embodies the entire agreement and understanding among the parties with respect to the amendment to the Credit Agreement, and supersedes all prior agreements and understandings, oral or written, relating thereto.

          (e)   The execution and delivery of the Lender Consent Letter by any Lender shall be binding upon each of its successors and assigns (including assignees of its Loans in whole or in part prior to effectiveness hereof).

        14.   Acknowledgement and Consent.

          (a)   Guarantors are party to that certain Amended and Restated Payment Guaranty, dated as of May 30, 2003, to the extent amended hereby, pursuant to which Guarantors have guarantied the Obligations. Pledgors are party to that certain Borrowers Pledge Agreement, dated as of May 30, 2003, to the extent amended hereby, pursuant to which Pledgors have pledged the Pledged Collateral as security for the Secured Obligations (as defined in the Borrowers Pledge Agreement).

          (b)   Each Guarantor and each Pledgor hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each Guarantor hereby confirms that each Guaranty to which it is a party or otherwise bound, and each Pledgor hereby confirms that the Pledge Agreement to which it is a party or otherwise bound, will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all of the "Indebtedness" (as defined in the applicable Guaranty) or the "Secured Obligations" (as defined in the Borrowers Pledge Agreement), as the case may be, including without limitation the payment and performance of all such "Indebtedness" or "Secured Obligations", as the case may be, with respect to the Obligations of Borrowers now or hereafter existing under or in respect of the Credit Agreement (as amended hereby) and the Notes defined therein.

          (c)   Each Guarantor acknowledges and agrees that any Guaranty to which it is a party or otherwise bound, and each Pledgor acknowledges and agrees that the Pledge Agreement to which it is a party or otherwise bound, shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Guarantor and each Pledgor represents and warrants that all representations and warranties contained in the Credit Agreement and the Guaranty and/or the Pledge Agreement, as the case may be, to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

          (d)   Each Guarantor and each Pledgor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor or such Pledgor, as the case may be, is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor or such Pledgor to any future amendments to the Credit Agreement.

          (e)   Each Lender hereby (i) acknowledges that it has received and reviewed the terms and provisions of that certain Third Amendment to Fifth Amended and Restated Credit Agreement, dated as of September 30, 2003 (the "Revolver Amendment") among the REIT, AIMCO, NHP Management, and AIMCO/Bethesda Holdings, Inc., a Delaware corporation (collectively, the "Revolver Borrowers"), Bank of America, N.A., as administrative agent, each lender from time to time party thereto, and (ii) consents to the modifications and amendments as set forth in the Revolver Amendment to the Revolving Credit Agreement and the Revolving Loan Documents.

          (f)    Each Lender hereby (i) acknowledges that it has received and reviewed the terms and provisions of that certain First Amendment to Term Loan Credit Agreement, dated as of September 30, 2003 (the "Term Amendment") among the REIT, AIMCO, NHP Management and AIMCO/Bethesda (collectively, the "Term Borrowers"), Bank of America, N.A., as administrative agent (in such capacity, the "Term Agent"), each lender from time to time party thereto, and (ii) consents to the modifications and amendments as set forth in the Term Amendment to the Term Loan Credit Agreement and the Term Loan Documents.

[Signatures on Next Page]

QuickLinks

  Exhibit 10.4